EXHIBIT 99.1
[TRIPLE NET PROPERTIES, LLC — LETTERHEAD]
January 11, 2006
NNN 2002 Value Fund, LLC
Dear Member:
On September 7, 2005, members of NNN 2002 Value Fund, LLC approved a plan of liquidation.
We are pleased to make an additional liquidating distribution to you from available funds. Enclosed is a check representing your share of a $1.5 million liquidating distribution. If your distributions are sent to an alternative address, your share of this distribution and the requested destination are reflected in the enclosed statement.
Since inception of NNN 2002 Value Fund, LLC, a total of $34,666,833 has been distributed to investors including all liquidating and operating cash flow distributions. The total distributions to date of $34,666,833 represent 116% of the total original investment of $29,799,260 in NNN 2002 Value Fund, LLC.
Triple Net Properties on behalf of NNN 2002 Value Fund, LLC members is continuing its efforts to sell the 12.3% interest in Congress Center, located in Chicago, Illinois. We will provide you with information concerning the disposition of your interest in Congress Center at the appropriate time.
In closing, we want to once again express our personal appreciation for your investment in NNN 2002 Value Fund, LLC. We will continue to strive to earn your confidence and maximize member value.
Very Truly Yours,
/s/ Jack R. Maurer
Jack R. Maurer, CPA
Executive Vice President
Triple Net Properties, LLC
Enclosures